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FOR IMMEDIATE RELEASE:

     MEDIA CONTACT:                              INVESTOR CONTACT:
     Curt Ritter, 212-492-8989                   Susan Hyde, 212-492-1151
     critter@wpcarey.com                         shyde@wpcarey.com
     Media Kit: www.wpcarey.com/MediaKit


                         W. P. CAREY & CO. LLC ANNOUNCES
                      $20 MILLION SHARE REPURCHASE PROGRAM
                        INCREASES FOURTH QUARTER DIVIDEND

     NEW YORK, NY, December 15, 2005 - Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that its Board of Directors has approved a share repurchase program authorizing the Company to repurchase up to $20 million of the Company's outstanding shares. The program provides that the Company is authorized to repurchase these shares through open market transactions over the next 12 months starting from the date of commencement, December 16, 2005. The timing and amount of repurchase transactions will depend on market conditions and regulatory considerations, and may be suspended or discontinued at any time. As of November 30, 2005 the Company had 37,867,006 shares outstanding.

     In addition, W. P. Carey's Board of Directors approved increasing the Company's quarterly cash dividend to $.45 per listed share for the quarter ending December 31, 2005. This represents the nineteenth consecutive quarterly increase. The dividend is payable on January 16, 2006 to shareholders of record as of December 31, 2005. The Company has increased dividends every year since it became public.

     Founded in 1973, W. P. Carey & Co. is a global investment firm concerned with assisting corporations with long-term financing. The Company also provides asset management services to the Corporate Property Associates (CPA(R)) series of real estate investment trusts (REITs). The W. P. Carey Group (which includes the CPA(R) REITs), with $3.5 billion in equity capital, is one of the leading providers of net lease financing for corporate properties worldwide. The Group owns more than 700 commercial and industrial

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properties worldwide, representing more than 90 million square feet, valued at approximately $7.4 billion. www.wpcarey.com

     Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.

     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. A NUMBER OF FACTORS COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENT TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. AMONG THOSE RISKS, TRENDS AND UNCERTAINTIES ARE THE GENERAL ECONOMIC CLIMATE; THE SUPPLY OF AND DEMAND FOR OFFICE AND INDUSTRIAL PROPERTIES; INTEREST RATE LEVELS; THE AVAILABILITY OF FINANCING; AND OTHER RISKS ASSOCIATED WITH THE ACQUISITION AND OWNERSHIP OF PROPERTIES, INCLUDING RISKS THAT THE TENANTS WILL NOT PAY RENT, OR THAT COSTS MAY BE GREATER THAN ANTICIPATED. FOR FURTHER INFORMATION ON FACTORS THAT COULD IMPACT THE COMPANY, REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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